Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan for the registration of 2,800,000 Class A Common Shares and 700,000 Class B Common Shares of our reports dated April 25, 2007, with respect to the consolidated financial statements and schedule of American Greetings Corporation included in its Annual Report (Form 10-K) for the year ended February 28, 2007, American Greetings Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Greetings Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
June 29, 2007